EXHIBIT 2

PLEDGE AGREEMENT

This PLEDGE AGREEMENT (“Agreement”) is made and entered into effective the 5th day of February, 2008 by and between Brewing Ventures, LLC, a Minnesota limited liability company (“BV”) and Mitchel I. Wachman (“Wachman”).

 WHEREAS, BV has agreed to issue One Hundred Ninety-Nine Thousand Five Hundred (199,500) shares (the “Shares”) of Granite City Food & Brewery Ltd., a Minnesota corporation (“Granite City”) to Wachman in redemption of Wachman’s entire interest in BV (the “Transaction”);

WHEREAS, Wachman has agreed to pledge and give a security interest in Eight Thousand (8,000) of the Shares to secure payment of certain expenses (“Expenses”) incurred by BV and Granite City arising out of the Transaction including, but not limited to, any legal or accounting fees, and expenses incurred in negotiating and completing the Transaction filings with the SEC, legal opinions and in enforcing this Agreement.

NOW, THEREFORE, for good and valuable consideration, Wachman hereby pledges Eight Thousand (8,000) shares of Granite City common stock (the “Pledged Shares”) to BV and grants a security interest to BV in the Pledged Shares to ensure Wachman’s prompt payment of all Expenses.  In order to secure the payment of the Expenses to BV, Wachman agrees as follows:

1.             Security Interest and Collateral.  Wachman hereby grants to BV a security interest (“Security Interest”) in the Pledged Shares, together with all proceeds of and other rights in connection with such stock, not otherwise retained by Wachman according to the terms of this Agreement (the “Collateral”).

2.             Representations, Warranties, and Agreements.  Wachman represents, warrants, covenants and agrees that:

(a)           Wachman will duly endorse, in blank, each and every instrument constituting Collateral by signing on such instrument or by signing a separate document of assignment or transfer, in form and substance acceptable to BV.

(b)           Except as otherwise provided herein, immediately upon acquisition thereof, Wachman will deliver to BV as additional Collateral all securities distributed on account of the Collateral, in order to perfect the Security Interest of BV therein.

(c)           Wachman is the owner of the Collateral (or will be the owner upon consummation of the Transaction) free and clear of all liens, encumbrances, security interests, and restrictions, except the Security Interest.

(d)           Wachman will keep the Collateral free and clear of all liens, encumbrances, security interests, and restrictions, except the Security Interest.

(e)           Wachman will pay all Expenses upon demand of BV.

3.             Dividends, Distributions and Voting Rights.  Until the occurrence of an Event of Default under Section 4 hereof, Wachman may exercise all rights of a registered holder or absolute owner of the Collateral, including without limitation, the right to receive and retain any securities, dividends or other distributions made on account thereof; provided, however, that all non-cash distributions made or to be made on account of such Collateral, including without limitation all securities and other rights and properties at any time distributed or to be distributed to Wachman on account of the Collateral, shall immediately upon receipt become subject to the Security Interest in favor of BV, which Security Interest shall be perfected by delivery of the distribution to BV.  Any proceeds in excess of the outstanding balance of the Expenses may be retained by Wachman.

4.             Events of Default.  The failure of Wachman to perform as specified in Paragraphs 1 through 6, shall constitute an Event of Default hereunder.

5.             Remedies Upon Event of Default.  Upon the occurrence of an Event of Default and at any time thereafter until such Event of Default is cured to the written satisfaction of BV, BV may exercise any one or more of the rights and remedies available upon default to a secured party under the Uniform Commercial Code in force in the State of Minnesota.

6.             Miscellaneous.  This Agreement may be waived, modified, amended, terminated or discharged, and the Security Interest may be released, only explicitly in a writing signed by Wachman and BV. This Agreement shall be binding upon and inure to the benefit of Wachman and BV and their respective successors and assigns.  This Agreement shall be governed by the internal laws of the State of Minnesota.  All representations and warranties contained in this Agreement shall survive the execution, delivery and performance of this Agreement.  Upon payment in full of the Expenses, all Collateral shall be released by BV in form and substance acceptable to BV.

IN WITNESS WHEREOF, this Agreement has been executed on the date first above written.

/s/ Mitchel I. Wachman
Mitchel I. Wachman